Exhibit 1
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                         Amended Joint Filing Agreement

AGREEMENT dated as of October 24, 2007, between Jezebel Management Corporation ("Jezebel"), JMC Venture Partners LLC ("JMC") and Michael D'Amelio ("D'Amelio, and together with Jezebel and JMC, the "Parties").

Reference is made to that certain Joint Filing Agreement, dated as of April 5, 2006, between Jezebel and D'Amelio (the "Joint Filing Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Joint Filing Agreement.

With the execution of this Amended Joint Filing Agreement by the Parties, (i) each Party hereby represent to the other Parties that it is eligible to use
Schedule 13G to report its beneficial interest in shares of common stock, $.001 par value per share, of Solomon Technologies, Inc. and it will file the Schedule 13G on behalf of itself and (ii) each Party agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the
Schedule 13G, and each of the other Parties to the extent it knows or has reason to believe that any information about the other is inaccurate.


                                JEZEBEL MANAGEMENT CORPORATION


                                By: /s/ Michael D'Amelio
                                    --------------------
                                    Name: Michael D'Amelio
                                    Title:  President


                                JMC VENTURE PARTNERS LLC


                                By: /s/ G. Lawrence Bero
                                    --------------------
                                    Name: G. Lawrence Bero
                                    Title: Treasurer


                                MICHAEL D'AMELIO


                                /s/ Michael D'Amelio
                                --------------------


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